NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

Financial Institutions, Inc. Announces Quarterly Dividend

WARSAW, N.Y., May 22, 2013 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”) announced today that its Board of Directors has approved a quarterly cash dividend of $0.18 per outstanding common share. The Company also announced dividends of $0.75 per share on Series A 3% preferred stock and $2.12 per share on series B-1 8.48% preferred stock. All dividends are payable July 2, 2013 to shareholders of record as of June 13, 2013.

“The dividend declaration demonstrates the confidence that our Board of Directors has in the long-term growth of our business and emphasizes our commitment to creating value for stockholders,” said Martin K. Birmingham, the Company’s president and chief executive officer. “We remain confident in the sustainability of our operating performance, and we are optimistic about future growth prospects.”

The recent price of the Company’s common stock along with the second quarter 2013 dividend on an annualized basis represents a dividend yield of approximately 3.6%.

About Financial Institutions, Inc.

With approximately $2.8 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices in Western and Central New York State. Five Star Investment Services provides investment advice, brokerage and insurance products and services within the same New York State markets. Financial Institutions, Inc. and its subsidiaries employ over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

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Safe Harbor Statement

This news release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K. its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this news release.

For additional information contact:
Kevin B. Klotzbach
Executive VP, Chief Financial Officer & Treasurer
Phone: 585.786.1130
Email: KBKlotzbach@five-starbank.com
or
Jordan M. Darrow
Darrow Associates, Inc.
Phone: 631.367.1866
Email: jdarrow@darrowir.com

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